(j)(1)

Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Access One Trust:

We consent to the use of our report dated December 21, 2018 for Access One Trust, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

February 27, 2019